EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders

Checkers Drive-In Restaurants, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-42160, 33-47063,  33-63992, 33-80236 and 333-84950) on Form S-8 of Checkers Drive-In Restaurants, Inc. and subsidiaries of our report dated March 11, 2003, with respect to the consolidated balance sheets of Checkers Drive-In Restaurants, Inc. and subsidiaries as of December 30, 2002 and December 31, 2001, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 30, 2002, which report appears in the December 30, 2002 annual report on Form 10-K of Checkers Drive-In Restaurants, Inc. and subsidiaries.

Our report refers to a change in accounting for goodwill and other intangible assets effective January 1, 2002.

/s/ KPMG LLP

Tampa, Florida

March 26, 2003